ASSET PURCHASE AND SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AGREEMENT is dated effective the _____ day of _____, 2008, by and between:

ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.
7400 East Orchard Road, Suite 350, Greenwood Village, Colorado, U.S.A. 80111
("Anglo")

AND:

INTERNATIONAL TOWER HILL MINES LTD.
Suite 1901-1177 West Hastings Street, Vancouver, B.C., Canada V6E 2K3
("ITH")

AND:

TALON GOLD ALASKA, INC.
Suite 1901-1177 West Hastings Street, Vancouver, B.C., Canada V6E 2K3
("Talon")

WHEREAS:

A. Anglo holds interests in certain Properties, the Gilles Properties and the West Pogo Properties, included herein as Assets, as are more particularly set forth in Schedule "A" attached hereto and incorporated herein by this reference, pursuant to the Asset Agreement by and between Anglo, ITH and Talon, a wholly owned subsidiary of ITH, entered into for the purchase and sale of certain interests including the Assets;

B. Anglo entered into, and holds interests in, two (2) Option Agreements with ITH and Talon, included hereby as Assets, as set forth in Schedule "A", and desired to earn a Participating Interest in each of said Option Agreements by conveying certain of the Properties set forth therein, the Terra Property and the LMS Property, to the Joint Ventures provided therein;

C. Anglo entered into the Indemnity Agreement with Talon and ITH for recording certain rights and obligations of the parties under the Asset Agreement in all offices of public record as was necessary or appropriate; and

D. Anglo has agreed to sell and assign, and Talon has agreed to purchase and assume, all right, title, and interest of Anglo in and to the Assets and to release the covenants and obligations of ITH and/or Talon pertaining thereto and otherwise set forth in the Asset Agreement, in the Option Agreements and in the Indemnity Agreement; on the terms and conditions set out in this Agreement.

E. In consideration for Anglo's agreement to sell the Assets to Talon, ITH has agreed to be jointly and severally liable with Talon, pursuant to the terms of this Agreement, for the due performance of all obligations and liabilities of Talon under this Agreement, as more particularly set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants, agreements, representations, warranties and deliveries hereinafter contained, the parties hereto covenant and agree as follows:

1. INTERPRETATION

1.1 **Definitions** - In this Agreement, unless there is something in the subject matter or context inconsistent therewith or unless specifically otherwise provided, the following terms shall have the following meanings:

(a) "Affiliate" shall have the meaning ascribed to such term in the *Business Corporations Act* (British Columbia) as amended to the date hereof;

(b) "Agreement" means this Asset Purchase and Sale and Assignment and Assumption Agreement;

(c) "Anglo Parties" means AngloGold Ashanti Limited, Affiliates and their respective directors, officers, employees, shareholders, representatives and agents, and all successors, assigns, heirs and legal representatives of any of the aforementioned corporations and individuals;

(d) "Asset Agreement" shall mean Asset Purchase and Sale and Indemnity Agreement, dated effective June 30, 2006, among Anglo, ITH and Talon, incorporated herein by this reference as if fully set forth;

(e) "Assets" means the Properties defined herein including those Properties identified in Schedule "A", and the Data and all other real and personal property appertaining thereto;

(f) "Buy-Back Rights" means the re-acquisition by Anglo of the "Buy-Back Interest" as provided in the respective Option Agreements and any increase of Anglo's Participating Interest in the Joint Venture to each Option Agreement;

(g) "Closing" means the completion of the sale and purchase assignment and assumption of the Assets hereunder by the conveyance and transfer thereof and the payment of the Purchase Price, all as provided herein;

(h) "Closing Date" means the fifth (5th) business day following the satisfaction of the conditions in paragraph 13.1(a) or such other date as may be agreed in writing by the parties;

(i) "Closing Time" means 9:00 a.m. on the Closing Date;

(j) "Commercial Production" means the removal, extraction, production, concentration and/or processing of Minerals from the Properties. However, Commercial Production shall not include production for purposes of sampling, assaying, testing, analysis or evaluation;

(k) "Common Shares" means Common shares without par value in the capital of ITH;

(l) "Data" means the database in and to the LMS and Terra Properties, including but not limited to maps, drill and other technical logs, reports, assays, surveys, and economic, geological, geophysical, or similar data;

(m) "Development" means all preparation for the removal an d recovery of Minerals, including the construction or installation of a mill, heap leach, or any other improvements to be used for the mining, handling, milling, leaching, beneficiation or other processing of Minerals.

(n) "Effective Date" means ;

(o) "Encumber" means to grant any Encumbrance;

(p) "Encumbrance" or "Encumbrances" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, deed of trust, security interest, royalty interest, option, other payments out of production, title retention agreement or encumbrance or title burden of any nature or kind whatsoever;

(q) "Exploration" means activities directly related to ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals;

(r) "Indemnity Agreement" means the Indemnity and Pre-emptive Rights Agreement, dated August 4, 2006, between Anglo, ITH and Talon, incorporated herein by reference as if fully set forth, and entered into for the purpose of recording certain rights and obligations of the parties hereto under the Asset Agreement in the appropriate and necessary offices of public record;

(s) "ITH Shares" has the meaning given to that term in Section 2.2 hereof;

(t) "Joint Venture" or "Joint Ventures" means either or both of the joint ventures formed by the respective Option Agreements and the conduct of the Participants thereunder;

(u) "Law" or "Laws" means any and all statutes, laws (including principles of common law and equity), regulations, bylaws, ordinances, codes, plans, rules, restrictions, regulatory policies and other lawful requirements of any federal,

provincial, state, municipal, regional or other governmental authority and all agencies thereof (whether foreign or domestic) including any and all requirements pursuant to any permits, licenses, and approvals issued thereunder and any directives, orders, judgments, injunctions, decrees, rulings, charges, awards or writs of any court, tribunal, arbitrator or governmental authority;

(v) "Liabilities" means any and all liabilities, actions, assessments, causes of action, suits, demands, allegations, debts, orders, penalties, fines, charges, judgments, obligations, damages, claims, losses, costs and expenses (including legal fees and disbursements on a solicitor and own client basis), of every kind whatsoever, whether actual or potential, direct or indirect, known or unknown, and whenever and however arising;

(w) "Minerals" means all minerals, subject now or in the future to Commercial Production, as well as any water rights, but excluding oil, gas, hydrocarbons, and geothermal resources if such excluded resources are the primary resources subject to recovery, and shall include ores, concentrates, precipitates, beneficiated products, and solutions containing such Minerals, and all forms in which Minerals may be found, extracted or produced, as well as any by-products thereof having present or future commercial value;

(x) "Mining" means the mining, extracting, producing, handling, milling, leaching, beneficiation or other processing of Minerals.

(y) "Obligations" means all the Liabilities, obligations and liabilities of Talon and all undertakings, licenses, grants, agreements, conditions, covenants, obligations, stipulations, and provisions of or effected under or pursuant to either of the Option Agreements, the Indemnity Agreement, or the Asset Agreement, respectively, as supplemented, modified and amended from time to time and as the term "Liabilities" may be respectively defined therein.

(z) "Operations" means all activities and operations undertaken pursuant to either of the Option Agreements on, under or for the benefit of the Option Properties, including all potential Option Property investigations, acquisitions, Exploration, Development, Mining, production, and the leaching, concentrating, beneficiation, or other processing and disposition of Minerals obtained through such Operations.

(aa) "Option" means to option, farm out, joint venture or otherwise grant a right to earn an interest in a mineral resource property, other than by way of Transfer;

(bb) "Option Agreements" means, collectively:

(i) Exploration, Development and Mine Operating Agreement, made effective as of August 4, 2006, among Anglo, ITH and Talon with respect to the LMS Property, Alaska("LMS Agreement")

(ii) Exploration, Development and Mine Operating Agreement, made effective August 4, 2006, among Anglo, ITH and Talon with respect to the Terra Property, Alaska ("Terra Agreement").

(cc) "Option Properties" means, collectively, all right, title and interest in and to the surface and subsurface estates of all the real property subject to either of the Option Agreements (whether fee simple, patented, unpatented, leasehold or otherwise) together with all Minerals on or under the surface thereof, including, but not limited to the Terra Property and the LMS Property, and any other interests in real property acquired after the Effective Date and held by or for the respective Joint Venture subject to the applicable Option Agreement set forth herein;

(dd) "Participating Interest" means the interest of Anglo in production, revenues, expenses, the Assets, and liabilities resulting from Operations subject to either of the Option Agreements;

(ee) "Participant" or "Participants" means Anglo and Talon and their permitted successors and assigns under the Option Agreements;

(ff) "Permitted Encumbrances" means:

(i) all obligations of Anglo under the Porterfield Lease which are not due or delinquent;

(ii) all public and statutory obligations which are not due or delinquent and any security given to a governmental authority relating to the Properties;

(iii) all liens for taxes, assessment or governmental charges or levies payable with respect to the LMS and Terra Properties by Anglo not at the time due and delinquent or the validity of which is being contested at the time by Anglo in good faith; and

(iv) all other real property obligations relating to the LMS and Terra Properties which are not due or delinquent;

(gg) "Porterfield Lease" means the lease of the Fish Creek claims as described in Schedule A, between Ben Porterfield as lessor and Anglo as lessee;

(hh) "Properties" means those portions of the Assets encompassing certain interests in real property, including the LMS and Terra Option Properties, as well as the following:

(i) any mining claims and mining leases forming the Gilles and/or West Pogo Properties and any other form of mineral tenure substituted for or derived from or in any way relating to the mining claims and mining leases forming said Properties ("Substitute Tenements"), and

(ii) any lands, properties, water or water bodies which are subject to or which may be impacted by any activities carried out on the Properties or on any Substitute Tenements;

(ii) "Purchase Price" means the purchase price to be paid by ITII on behalf of Talon to Anglo for the Assets as provided in Section 3.1;

(jj) "Representatives" means the directors, officers, employees, agents, advisors, Affiliates or representatives (collectively, "Representatives") of a party hereto.

(kk) "Royalty" means the net smelter returns royalty as provided in each of the Option Agreements or otherwise as would pertain to any Commercial Production emanating from the Assets;

(ll) "Sale Properties" means the Gilles and West Pogo properties described in Schedule "A" to the Agreement;

(mm) "Solicitor" means or "Legal Counsel" means any attorney, solicitor, or legal counsel licensed to practice law by a state or province in the United States or Canada;

(nn) "Third Party" means any person other than a party to this Agreement;

(oo) "Transfer" means to sell, transfer, assign, convey, or otherwise dispose;

(pp) "Anglo Parties" means AngloGold Ashanti Limited, Affiliates and their respective directors, officers, employees, shareholders, representatives and agents, and all successors, assigns, heirs and legal representatives of any of the aforementioned corporations and individuals;

(qq) "ITII Parties" means ITII and/or Talon, and their respective Affiliates, directors, officers, employees, shareholders, representatives and agents, and all successors, assigns, heirs and legal representatives of any of the aforementioned corporations and individuals.

1.2 Interpretation - For the purposes of this Agreement (including Section 1.1), except as otherwise expressly provided:

(a) Schedule and Ancillary Documents - "this Agreement" means this Agreement, including the Schedules hereto, and any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may from time to time be supplemented or amended and in effect;

(b) Section - all references in this Agreement to a designated "Part", "Section", "paragraph" or other subdivision or to a Schedule are references to the designated Part, Section, paragraph or other subdivision of, or Schedule to, this Agreement;

(c) Whole Agreement - the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Part, Section, paragraph or other subdivision or Schedule unless the context or subject matter otherwise requires;

(d) Headings - the insertion of headings is for convenience of reference only and is not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e) Number and Gender - the singular of any term includes the plural, and vice versa, and use of any term is generally applicable to either gender and where applicable, a body corporate, firm or other entity;

(f) Currency - references in this Agreement to dollars are to United States dollars ("USD") or Canadian dollars ("CAD") as may be set forth herein;

(g) Business Days - in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is a Saturday, Sunday, or a general civic holiday in either British Columbia or Alaska, such action shall be required to be taken on the next succeeding day which is not a Saturday, Sunday, or general civic holiday in either British Columbia or Alaska;

(h) Statutes - all references to statutes include any regulations or rules made pursuant thereto;

(i) Non-Limiting - the word "including" is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto and no covenant, agreement, acknowledgment or other provision contained in any Part, Section, paragraph or other subdivision of this Agreement shall limit or otherwise restrict the meaning, generality or interpretation of any other covenant, agreement, acknowledgment or other provision contained in any Part, Section, paragraph of other subdivision of this Agreement unless expressly stated; and

(j) Best Knowledge - the phrase "to the best knowledge of" a party means so far as those officers and senior management employees presently employed by the party are aware, without having made any specific inquiries.

1.3 **Schedules** - The following schedules are incorporated into and form part of this Agreement:

Schedule "A"	-	Sale Properties
Schedule "B"	-	Release
Schedule "C"	-	Quitclaim Deed and Bill of Sale

2. PURCHASE AND SALE OF ASSETS

2.1 **Purchase and Sale** - In consideration of the payment of the Purchase Price by ITH to Anglo on behalf of Talon and the covenants, agreements, representations and warranties of Talon and ITH set forth in this Agreement, and subject to the conditions herein set forth, Anglo shall Transfer and deliver to Talon on the Closing Date all right, title and interest of Anglo in and to all the Assets and Talon shall purchase from Anglo all right, title and interest of Anglo in and to the Assets.

2.2 **Purchase Price** - The purchase price (the "Purchase Price") payable to Anglo for Anglo's right, title and interest in and to the Assets shall be USD , being the U.S. dollar equivalent of CAD , Canadian dollars, as at the Effective Date, payable on behalf of Talon by the issuance and delivery of 450,000 Common Shares (the "ITH Shares") and delivered by ITH to Anglo at the Closing.

3. TERMINATION OF JOINT VENTURES AND ASSIGNMENT OF RIGHTS

3.1 **Termination of Option Agreements** - Anglo hereby gives notice of termination of the two Option Agreements. Provisions of the Option Agreements notwithstanding, the Option Agreements shall be terminated effective on the Closing Date. Any approvals required pursuant to the Joint Ventures thereto to implement this termination are deemed given by the parties.

3.2 **Assignment of Interests and Rights** - As further consideration hereunder, Anglo hereby Transfers to Talon all of its right, title and interest in and to the Joint Ventures and pursuant to the Option Agreements, including but not limited to the following:

(a) All of its forty percent (40%) Participating Interest and any additional Participating Interest accrued, earned, or otherwise acquired if any, whether or not recognized, in and to each of the Joint Ventures formed pursuant to the respective Option Agreements;

(b) All of its Buy-Back Rights to re-acquire or buy-back any interest or increase its Participating Interest (included in the Option Agreements as Buy-Back Rights) in the LMS or Terra Property as provided in the respective Option Agreements;

(c) Any Royalty acquired by Anglo as a Participant or otherwise, including but not limited to the right under the Option Agreements to have the respective Participant whose Participating Interest in the applicable Joint Venture is reduced to ten percent (10%) or less to be converted to a Royalty;

(d) All right, title and interest in and to the personal property (plant, machinery, equipment and supplies, and Data) constituting part of the Assets, including but not limited to any Minerals produced from the Assets;

(e) All right, title and interest in and to the real property constituting Assets, and

(f) All rights to participate in any of the Joint Ventures by any of the Anglo Parties.

3.3 **Continuing Obligations and Activities Post-Termination** - Anglo covenants and agrees hereby as of the Effective Date, and pursuant to this termination of the Option Agreements that, except as otherwise provided in this Agreement: (I) there are no accruing or continuing rights of Anglo or continuing obligations of Talon or ITH, except as may relate to those environmental liabilities or compliance and indemnity obligations intended by the parties to continue as set forth in the Options Agreements, (ii) there are no Assets, set offs, expense payments or proceeds therefrom or thereto to be distributed to it and (iii) there are no termination proceedings to be implemented by the manager of the respective Option Agreements, including but not limited to any final accounting, and (iv) there are no accounting or reporting requirements or participating rights (including but not limited to work plans, budgets, or properties maintenance programs) for any activities or Operations conducted or to be conducted on the Assets, whether pursuant to the Option Agreements or otherwise pursuant to the Asset Agreement.

4. PARTIAL RELEASE OF INDEMNITY AGREEMENT

In further consideration of the payment of the Purchase Price, Anglo terminates and releases ITH and Talon from certain covenants and/or agreements set forth in the Indemnity Agreement, in Section 4. PREEMPTIVE RIGHTS, and in Section 2.1 (a) Indemnity in connection with, as a result of or arising out of any breach, default or non-performance of any agreement or covenant to be performed under the Indemnity Agreement, including but not limited to such covenants and/or agreements pertaining to the following provisions of Section 4. PREEMPTIVE RIGHTS and to the transfer of the Assets by this Agreement:

4.1 **Partial Release of Restrictions on ITH and Talon** - The restrictions on Transfer, Option or Encumbrance of any of the Assets by Talon or ITH, or their respective Affiliates, as are set forth in Sections 4.1 and 4.2 of the Indemnity Agreement and provided for in the Asset Agreement are hereby terminated and released..

4.2 **Release of Right of First Offer - Transfer Regarding Assets** - The right of first offer to Anglo prior to Transfer, to purchase, receive or otherwise acquire all or part of Assets as

is set forth in Section 4.3 of the Indemnity Agreement and Section 14.4 in the Asset Agreement is hereby terminated and released.

4.3 **Release of Right of First Offer - Option Regarding Assets** - The right of first offer to Anglo prior to an Option to be granted over all or part of Assets as is set forth in Section 4.2 of the Indemnity Agreement and provided for in the Asset Agreement is hereby terminated and released.

4.4 **Release of Preferential Purchase Right** - The right of Anglo to receive notice of or to elect to purchase any interest in all or part of the Assets (including but not limited to a Participating Interest) which ITH or Talon intends to Transfer, as set forth in Section 20.3 of each of the Option Agreements or as may be provided for in the Asset Agreement is hereby terminated and released.

4.5 **Release of Restrictions to Permitted Transfers and Options** - The Transfer or Option of any Asset or any interest of Talon or ITH therein shall no longer be subject to a Third Party agreeing in favor of Anglo to be bound by and subject to the terms of the Indemnity Agreement. and such restrictions are hereby terminated and released.

4.6 **Release of Restrictions in Encumbrances of Assets** - Talon and/or ITH may hereinafter Encumber any Asset or any interest of Talon and/or ITH therein to any Third Party, including but not limited to without having said Third Party agreeing in favor of Anglo to any of the following:

(a) to be bound by and subject to the terms of the Indemnity Agreement if it takes possession or forecloses on all or any part of the Assets or the interest of Talon or ITH therein,

(b) to undertake to obtain an agreement in favor of Anglo from proposed successor in interest of such person that such proposed successor in interest will be bound by the terms of the Indemnity Agreement; and

(c) to make any Encumbrance relating to the Assets or the interest of Talon or ITH therein subordinate to the Indemnity Agreement.

4.7 **Release of Restrictions and Covenants** - Anglo shall execute a release ("Release") in favor of Talon and ITH in the recordable form as attached in Schedule "B" for purposes of recording in the applicable public offices the release of the rights and restrictions as provided in this Section 4 and in Sections 5, and as otherwise set forth in the Agreement.

5. RELEASE OF COVENANTS AND OBLIGATIONS REGARDING ASSETS

5.1 **Release of ITH as Co-Covenantor** - Sections 5.1 of the Indemnity Agreement and Sections 15.1 of the Asset Agreement and 22.1 of the Option Agreements notwithstanding, ITH is hereby released from liability for the due performance and

satisfaction of all Liabilities of Talon and all undertakings, licenses, grants, agreements, conditions, covenant, obligations, stipulations and provisions of or effected under or pursuant to the Option Agreement, the Asset Agreement and the Indemnity Agreement, as may be supplemented, modified and amended from time to time and any and all ancillary and related agreements, undertakings and instruments (the "Related Agreements") (as the Obligations are defined in said agreements) as supplemented, modified and amended from time to time. Section 5.1 of the Indemnity Agreement, Section 15.1 of the Asset Agreement and Section 22.1 of the Option Agreements notwithstanding, ITH is hereby released from the covenant with Anglo to cause Talon to duly keep, observe and perform each and every of the Obligations at the times and in the manner provided in the Indemnity Agreement, Asset Agreement, the Option Agreements and the Related Agreements, as supplemented, modified and amended from time to time, as they pertain to the Assets.

5.2 **Release of Continuing Obligations**- Talon and ITH shall be released from the Obligations of the provisions of Sections 5.2 through 5.6 of the Indemnity Agreement, the provisions of Sections 15.2 through 15.6 of the Asset Agreement and the provisions of Section 22.2 through 22.6 of each of the Option Agreements. and Related Agreements, as renewed, modified, amended, supplemented and extended, and said provisions shall henceforth hereinafter be null and void and have no force and effect on Talon or ITH, as with regard and respect to the Assets, including but not limited to any disclaimer or modification of the Indemnity Agreement, the Asset Agreement, the Option Agreements or any of the Related Agreements, as said provisions apply to the Assets.

5.3 **Release of Management and Operation Obligations Regarding Assets** - As with regard to the Assets, Talon and ITH shall be released from the Obligations set forth in Section 17 of the Asset Agreement, generally concerning management and from the Obligations set forth in Section 18 of the Asset Agreement and Section 6 of the Indemnity Agreement regarding Operations of Properties, including any reporting or conduct Obligations.

5.4 **Release of Covenants Running with the Land** - As with regard to the Assets, the Asset Agreement, the Indemnity Agreement, each of the Option Agreements, and amendments thereto, said documents shall no longer be deemed covenants running with the Assets, and the Assets shall no longer be subject to any charges contained therein nor to any of the provisions and conditions of the Indemnity Agreement, the Asset Agreement nor the Option Agreements.

5.5 **Release of Buy-back Rights** - Anglo acknowledges that it has not elected to exercise, and does release hereby, any right to re-acquire or buy-back any interest or increase its Participating Interest (the Buy-Back Rights) in the LMS or Terra Property as provided in the respective Option Agreements .

5.6 **Release of Encumbering Right** - Talon and ITH shall be released from the prohibition to Encumber, Option or Transfer any Assets, including any Property or Other Property or any interest of Talon or ITH therein, to any Third Party as set forth in Section 14.6 of the Asset Agreement, including the obligation to make any Encumbrance subordinate to the Asset Agreement, to be bound by the Asset Agreement, or undertake an agreement in favor of Anglo, except regarding Transfer, Option or Encumbrance of shares of Talon pursuant to Section 14.7 of the Asset Agreement.

5.7 **Non-Survival** - The duties and Obligations of Talon and/or ITH set forth in the Indemnity Agreement, the Option Agreements, and the Asset Agreement, as they may be amended, are released hereby, and otherwise of no further force and effect as a result of this Agreement, with respect to the Assets and shall not survive execution of this Agreement, any provisions set forth therein (including Section 22.7 of the Option Agreements) to the contrary notwithstanding.

6. ESTOPPEL AND RATIFICATION OF AGREEMENTS

6.1 Anglo, Talon and ITH hereby covenant and agree that as to the Asset Agreement, the Indemnity Agreement and the two Option Agreements, subject to the terms and conditions hereof, concurrently: (i) said agreements are in full force and effect, (ii) all the payments, duties and other obligations thereto are current without breach, (iii) no notice of default has been served regarding any of said agreements, (iv) no default condition or termination condition exists with regard to any of said agreements, and (v) the consummation of the transactions provided for herein will not constitute a default thereunder or grounds for termination of any of said agreements, except as provided herein.

7. REPRESENTATIONS AND WARRANTIES OF ANGLO

7.1 **Representations and Warranties** - As a material inducement to ITH and Talon and with the knowledge and intention that ITH and Talon will rely thereon in entering into this Agreement, Anglo represents and warrants to each of ITH and Talon, as representations and warranties that are true and correct as at the Effective Date, that;

(a) Status, Good Standing and Capacity - Anglo:

(i) is a corporation duly incorporated and validly existing and in good standing under the Laws of its incorporating jurisdiction; and

(ii) has the full corporate power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(b) Enforceability of Obligations - the execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate actions on the part of Anglo and this Agreement constitutes a valid and binding Obligation of Anglo enforceable against Anglo in accordance with its terms, subject to however limitations with respect to enforcement imposed by Laws relating to bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(c) Absence of Conflicting Agreements - to the best knowledge of Anglo, the execution, delivery and performance of this Agreement by Anglo and the consummation of the transactions contemplated hereby do not and will not result, and has not resulted, in or constitute any of the following:

(i) a default, breach or violation or event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the constituting documents of Anglo, or any lease, lien or permit, promissory note, security agreement, commitment, indenture, mortgage, hypothecation, deed of trust or other agreement, instrument or arrangement to which Anglo is a party or by which it is bound or the Assets are bound;

(ii) an event that would permit any Third Party to terminate or rescind any agreement or accelerate the maturity of any indebtedness or any Obligation of Anglo related to the Assets;

(iii) the creation of imposition of any lien on the Assets;

(iv) the violation of any Laws applicable to or affecting Anglo and related to the Assets;

(d) Bankruptcy - Anglo has not proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have a receiver appointed over the Assets;

(e) Encumbrances - Anglo's interests in the Assets are held by Anglo and clear of all encumbrances other than Permitted Encumbrances, and no other person or entity, is claiming an interest in, or in conflict with the Assets;

(f) Litigation - There is no pending investigation or action, suit, proceeding, claim or investigation in any court or before any arbitrator or before or by any governmental authority relating to or affecting any of the Assets, in which Anglo has issued or been served with legal process, and, to the best knowledge of Anglo, none is threatened;

(g) Mining Claims and Mining Leases - Schedule "A" sets forth a complete and accurate list of the mining claims and mining leases forming the Properties and the interests of Anglo therein;

(h) No Default under Porterfield Lease - to the best knowledge of Anglo, Anglo is not in material default of any term, condition, provision or obligation to be performed under the Porterfield Lease;

(i) No Transfer of Assets - there has been no Transfer or partition of Assets of all or part of any Assets hereto, including a Participating Interest or Joint Venture, and no security interest, lien, or other Encumbrance has been placed against any Asset;

(j) No Implied Covenants - No implied covenant or condition has been, or shall be read into this Agreement relating to acquisition, Exploration, Development or Mining or the time therefor, or to any Obligation of the parties hereunder or to the measurement of diligence thereof; and

(k) No Liabilities - To the best of its knowledge, there are no Liabilities regarding the Assets, including environmental liabilities, for damage, destruction, death, or injury to person or properties arising out of or in any way connected with Operations.

7.2 **Survival of Representations and Warranties** - The representations and warranties of Anglo in Section 4.1 shall not merge and shall survive the Closing for a period of two years, at which time all such representations and warranties shall be deemed to be void and of no effect. No action, suit, proceeding or claim of any type may be brought by ITH or Talon with respect to any such representations or warranties unless such action, suit, proceeding or claim has been commenced and notice thereof is given to Anglo within two years after the Closing Date.

8. REPRESENTATIONS AND WARRANTIES OF ITH AND TALON

8.1 **Representations and Warranties** - As a material inducement to Anglo, and with the knowledge and intention that Anglo will rely thereon in entering into this Agreement, Talon and ITH each jointly and severally represent and warrant to Anglo, as representations and warranties that are true and correct as at the Effective Date, that:

(a) Status, Good Standing and Capacity - Talon and ITH:

(i) are each bodies corporate duly incorporated and validly existing and in good standing under the Laws of their respective incorporating jurisdictions; and

(ii) each has the full corporate power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of their respective covenants and obligations herein set forth;

(b) Enforceability of Obligations - the execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate actions on the part of Talon and ITH and this Agreement constitutes a valid and binding Obligation of Talon and ITH enforceable against them in accordance with its terms, subject however to limitations with respect to enforcement imposed by Laws relating to bankruptcy, insolvency, reorganization or other Laws affective creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(c) Bankruptcy - neither Talon nor ITH has proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, or taken any proceeding to have a receiver appointed over its assets;

(d) ITH Shares - the ITH shares will, upon issuance and delivery to Anglo, be duly and validly authorized, allotted and issued to Anglo in accordance with all applicable corporate and securities Laws and will be fully paid and non-assessable; and

(e) Hold Period - the ITH Shares, upon issuance and delivery to Anglo, will be subject to a hold period expiring four (4) months from the Closing Date.

8.2 Survival of Representations and Warranties - The representations and warranties of Talon and ITH in Section 5.1 shall not merge and shall survive the Closing for a period of two years, at which time all such representations and warranties shall be deemed to be void and of no effect. No action, suit, proceeding or claim of any type in respect thereof may be brought with respect to any such representations or warranties unless such action, suit, proceeding or claim has been commenced and notice thereof is given to Talon and ITH within two years after the Closing Date.

9. ADDITIONAL COVENANTS OF ANGLO

9.1 Covenants - Anglo covenants and agrees with Talon and ITH that:

(a) Indemnity - Anglo shall indemnify and save harmless the ITH Parties from and against any and all Liabilities which at any time or from time to time may be paid, incurred or suffered by or asserted against any of the ITH Parties in connection with, as a result of or arising out of:

(i) any misrepresentation or untrue warranty on the part of Anglo, subject to Sections 4.2 and 4.3; and

(ii) any breach, default or non-performance of any agreement or covenant to be performed by Anglo under this Agreement;

(b) Care of Assets - Anglo shall take reasonable care to protect and safeguard the Assets until the Closing Date, and

(c) There have been no acquisitions of "Additional Properties" as defined by Section 7.1(d) of the Asset Agreement, to have been formed part of the Properties.

10. ADDITIONAL COVENANTS OF TALON AND ITH

10.1 Covenants - Talon and ITH each jointly and severally covenant and agree with Anglo that:

(a) Indemnity - Talon and ITH shall jointly and severally indemnify and save harmless the Anglo Parties from and against any and all Liabilities which at any time or from time to time may be paid, incurred or suffered by or asserted against the Anglo Parties in connection with, as a result of or arising out of:

(i) any misrepresentation or untrue warranty on the part of Talon or ITH, subject to Section 5.2; or

(ii) any breach, default or non-performance of any agreement or covenant to be performed by ITH under this Agreement;

(b) Transfer Taxes - any transfer taxes, sales tax, stamp duty or similar costs relating to the sale of Assets pursuant to this Agreement shall be borne by Talon and shall be paid within the time permitted by statute or regulation. In addition, all recording fees and costs, survey costs, title commitment and insurance fees and premiums incurred in connection with the Closing shall be borne by Talon.

11. CONDITIONS PRECEDENT TO ANGLO'S OBLIGATION TO COMPLETE SALE

11.1 Conditions Precedent - Notwithstanding anything herein contained, the obligation of Anglo to complete the sale of the Assets and the transactions contemplated by this Agreement is conditional upon the fulfillment of the following conditions precedent:

(a) Representations and Warranties - the representations and warranties of Talon and ITH contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties has been made on and of the Closing Date, except:

(i) to the extent that any of such representations and warranties have been waived in writing by Anglo;

(ii) insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; and

(b) Covenants - the covenants and agreements of Talon and ITH to be performed or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with, except to the extent that such performance or compliance has been waived by Anglo, or ITH or Talon is prevented by a default by Anglo in the performance of its obligations hereunder.

11.2 **Non-Satisfaction** - The conditions precedent contained in Section 9.1 are for the exclusive benefit of Anglo. If any of such conditions precedent are not so fulfilled at the Closing Time, Anglo may, by written notice and without prejudice to any other rights or remedies at law or in equity including its right to claim against Talon and ITH any damages from or relating to the non-fulfillment of such condition precedent if the failure to fulfill such condition precedent was the result of a breach or default by Talon or ITH of any of their respective agreements or covenants herein or the result of any untrue or incorrect representation or warranty of Talon or ITH:

(a) waive such condition precedent in whole or in part and elect to complete the transactions contemplated by this Agreement; or

(b) rescind this Agreement by notice in writing to Talon and ITH, in which case Anglo shall, except as may otherwise be specifically provided herein, be released from all representations, warranties, covenants and agreements hereunder.

12. CONDITIONS PRECEDENT TO THE OBLIGATION OF TALON AND ITH TO COMPLETE SALE

12.1 **Conditions Precedent** - Notwithstanding anything herein contained, the obligations of Talon and ITH to complete the purchase of the Assets from Anglo and the transactions contemplated by this Agreement is conditional upon the fulfillment of the following conditions precedent:

(a) Representations and Warranties - the representations and warranties of Anglo contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties has been made on and of the Closing Date, except:

(i) to the extent that any of such representations and warranties have been waived in writing by Talon and ITH; and

(ii) insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period;

(b) Covenants - the covenants and agreements of Anglo to be performed or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with, except to the extent that such performance or compliance has been waived by Talon and ITH, or Anglo is prevented by a default by Talon or ITH in the performance of their respective obligations hereunder; and

(c) No Material Change and Status of Properties - the Properties shall be in good standing at the Time of Closing. From the date hereof until the Closing Date, no Material Change adverse to Talon or ITH shall have occurred.

12.2 Non-Satisfaction - The conditions precedent contained in Section 10.1 are for the exclusive benefit of Talon and ITH. If any of such conditions precedent are not so fulfilled at the Closing Time, Talon and ITH may, by written notice and without prejudice to any other rights or remedies at law or in equity including their right to claim against Anglo any damages from or relating to the non-fulfillment of such condition precedent if the failure to fulfill such condition precedent was the result of a breach or default by Anglo of any of its agreements or covenants herein or the result of any untrue or incorrect representation or warranty of Anglo:

(a) waive such condition precedent in whole or in part and elect to complete the transactions contemplated by this Agreement; or

(b) rescind this Agreement by notice in writing to Anglo, in which case Talon and ITH shall, except as may otherwise be specifically provided herein, each be released from all representations, warranties, covenants and agreements hereunder.

13. MUTUAL CONDITIONS PRECEDENT

13.1 Mutual Conditions Precedent - Notwithstanding anything herein contained, the obligation of each party to complete the sale of the Assets and the transactions contemplated by this Agreement is conditional upon fulfillment of the following conditions precedent:

(a) Exchange Acceptance - on or before the Closing Date, each of the TSX Venture Exchange and the American Stock Exchange shall have given final notice of acceptance of the transactions contemplated by this Agreement;

(b) No Legal Proceedings - on the Closing Date, no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect or pending which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal which prohibits the transactions contemplated hereby.

13.2 Non-Satisfaction - The conditions precedent contained in Section 11.1 are for the benefit of Anglo, Talon and ITH. If any of such conditions precedent are not so fulfilled at the Closing Time, Anglo, Talon or ITH may, by written notice and without prejudice to any other rights or remedies at law or in equity including its

right to claim against the other party or parties any damages from or relating to the non-fulfillment of such condition precedent if the failure to fulfill such condition precedent was the result of a breach or a default by the other party or parties of any of its or their agreements or covenants herein or the result of any untrue or incorrect representation or warranty of the other party or parties:

(a) waive such condition precedent in whole or in part and elect to complete the transactions contemplated by this Agreement; or

(b) rescind this Agreement by notice in writing to the other parties, in which case the rescinding party shall, except as may otherwise be specifically provided herein, be released from all representations, warranties, covenants and agreements hereunder.

14. CLOSING

14.1 **Closing** - Subject to the terms and conditions hereof, the Closing shall be completed on the Closing Date at the Closing Time at the Vancouver offices of ITH in Vancouver, British Columbia.

14.2 **Deliveries by Anglo at Closing** - At the Closing Time, Anglo shall execute and deliver or cause to be delivered to Talon and ITH:

(a) such deeds of conveyance, bills of sale, transfers and assignments as may be required by Talon's and ITH's Solicitors, acting reasonably, appropriate to vest in Talon good and marketable title to Anglo's right, title and interest in and to the Assets, including the Properties, and the Data, if any, to the extent contemplated by this Agreement, and immediately registerable in all places where registration of such instruments is required;

(b) such assignments, conveyances, statements or documents acknowledging that title and interest (including but not limited to: (i) in and to the Assets to be held or being held for the benefit of the respective Joint Ventures, and (ii) Mineral production, revenues, expenses, Assets or liabilities resulting form or attributable to Operations from the Joint Ventures or otherwise or proceeds from the sale or disposition of the Assets) as may be required by Talon's and ITH's Solicitors, acting reasonably, appropriate to transfer and assign to Talon Anglo's interest in and to the Joint Ventures and Option Agreements;

(c) a Release of Indemnity and Covenants, duly executed by Anglo;

(d) certified copies of such resolutions of the directors and sole shareholder of Anglo as are required to be passed to authorize the execution, delivery and implementation of this Agreement and all other documents to be delivered by Anglo pursuant hereto;

(e) a certificate of the Assistant Secretary of Anglo dated the Closing Date stating that, except as may be set out therein, the representations and warranties of Anglo contained in this Agreement are true and correct and that the covenants and agreements of Anglo to be performed or complied with at or before the Closing Time pursuant to this Agreement have been duly performed or complied with; and

(f) such receipts and acknowledgments as may be required by Talon's and ITH's Solicitors, acting reasonably.

14.3 **Deliveries by ITH at Closing** - At the Closing Time, Talon and ITH shall deliver or cause to be delivered to Anglo:

(a) a share certificate for the ITH Shares, duly issued and registered in the name of Anglo;

(b) certified copies of such resolutions of the directors of Talon and ITH as are required to be passed to authorize the execution, delivery and implementation of this Agreement and all other documents to be delivered by Talon and ITH pursuant hereto;

(c) certificates of a senior officer of each of Talon and ITH dated the Closing Date stating that, except as may be set out therein, the representations and warranties of Talon and ITH contained in this Agreement are true and correct and that the covenants and agreements of Talon and ITH to be performed or complied with at or before the Closing Time pursuant to this Agreement have been duly performed or complied with; and

(d) such receipts and acknowledgments as may be required by Anglo's Solicitors, acting reasonably.

15. MISCELLANEOUS

15.1 **Release of Covenants Running with the Lands** - As set forth above, the Asset Agreement, Option Agreements, Indemnity Agreement and any amendments thereto shall cease to be covenants running with the Assets. The Assets shall no longer be subject to all charges contained therein, nor to all of the terms, provisions and conditions of said agreements.

15.2 **Recording Memorandum** - At the Closing, the parties shall execute counterparts of a Memorandum in order to place on record each parties' rights and interests in the Properties, and to provide notice of release of certain rights as set forth above in and to the Assets, including but not limited to a Release of Indemnity Agreement, which shall release the Indemnity Agreement, and which Memorandum shall be prepared and recorded and registered in all such offices of

public record by Talon and ITH. All costs of recording and registering the Release of Indemnity Agreement and other releases shall be borne by Talon and ITH.

15.3 **Notice** - Any notice or other communication required or permitted to be given hereunder by any party hereto to another party shall be deemed to have been well and sufficiently given if: (i) mailed by prepaid registered mail to or delivered at the address of such other party set out below or at such substitute address, or (ii) transmitted by facsimilie transmission with a Certificate of Transmission to the "FAX number" set forth below, as the other party may from time to time direct in writing, and any such notice or other communication shall be deemed to have been received, if delivered, on the first business say following the date of delivery and if mailed, on the tenth business day after the date of mailing, provided that if at the time of such mailing there is in effect any industrial dispute, natural disaster or other event which may delay the receipt of such notice or other communication, or if transmitted by facsimile transmission, on the date evidenced by said transmission; the same shall only be effective if actually delivered:

To Anglo:

AngloGold Ashanti (U.S.A.) Exploration Inc.
7400 East Orchard Road
Suite 350
Greenwood Village, CO
U.S.A. 80111
Fax No.: ____________________
Attention: President
with a copy to:

AngloGold Ashanti North America Inc.
7400 East Orchard Road
Suite 350
Greenwood Village, CO
U.S.A. 80111
Fax No: ____________________
Attention: General Counsel

To ITH:

International Tower Hill Mines Ltd.
Suite 1901-1177 West Hastings Street
Vancouver, B.C.
Canada V6E 2K3
Fax No.: (604) 408-7499
Attention: Vice President & General Counsel

with a copy to:

International Tower Hill Mines Ltd.
8955 S. Ridgeline Blvd.
Suite 1800
Highlands Ranch, CO
U.S.A. 80129
Fax No.: (303) 470-8706
Attention: President

15.4 **Time of the Essence** - Time is of the essence of this Agreement.

15.5 **Further Documents and Instruments** - Each party to this Agreement shall at the request of the other party execute and deliver any further deeds, bills of sale, assignments, endorsements, evidences of transfer and other documents and instruments and do all acts and things as the other party may reasonably require ro evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to carry out the transactions contemplated in this Agreement.

15.6 **Severability** - If any one or more of the provisions contained in this Agreement or any document or instrument delivered pursuant hereto should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.7 **Amendments** - All amendments to this Agreement shall be in writing duly executed by each of the parties to this Agreement in the same manner and with the same formality as this Agreement is executed.

15.8 **No Merger** - Except to the extent otherwise stated herein, the respective representations, warranties, covenants and agreements of the parties herein shall not merge and shall survive the Closing indefinitely.

15.9 **Governing Law and Jurisdiction** - The validity, interpretation and enforcement of all provisions of this Agreement shall be governed by the Laws of the Province of British Columbia and the Laws of Canada applicable therein, without regard to its conflicts of law provisions. The parties hereby attorn to the non-exclusive personal jurisdiction of the Courts of the Province of British Columbia.

15.10 **Entire Agreement** - This Agreement constitutes the entire agreement between the parties to this Agreement relating to the subject matter hereof and supersedes all prior communications, representations, negotiations, proposals and agreements.

whether oral or written, with respect to the transactions contemplated in this Agreement.

15.11 **Inurement and Succession** - This Agreement shall enure to the benefit of and be binding upon each of the parties to this Agreement and their respective successors, legal representatives and assigns.

15.12 **Counterparts and Facsimile** - This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Agreement may be validly executed by means of transmission of signed facsimile.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ANGLO:
ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.

By: ______________________________
Name: ______________________________
Title: ______________________________

ITH:
INTERNATIONAL TOWER HILL MINES LTD.

By: ______________________________
Name: ______________________________
Title: ______________________________

TALON:
TALON GOLD ALASKA, INC.

By: ______________________________
Name: ______________________________
Title: ______________________________

______________________________)
) ss:
County of ______________________)

On this ____ day of _________, 2008, personally appeared before me, a notary public, ______________________________, the ____________________ of AngloGold Ashanti (U.S.A.) Exploration Inc., a ______________corporation, personally known (or proved) to me to be the person whose name is subscribed to the foregoing instrument, who acknowledged that he executed the foregoing instrument on behalf of the corporation.

____
Notary Public
Residing: ______________________________
My Commission Expires:____________________

[SEAL]

____________________________)
) ss:
County of ____________________)

On this ____ day of _________, 2008, personally appeared before me, a notary public, ___________________________, the ____________________ of International Tower Hill Mines, Ltd., a _________________corporation, personally known (or proved) to me to be the person whose name is subscribed to the foregoing instrument, who acknowledged that he executed the foregoing instrument on behalf of the corporation.

____
Notary Public
Residing: ________________________________
My Commission Expires:____________________

[SEAL]

____________________________)
) ss:
County of ____________________)

On this ____ day of _________, 2008, personally appeared before me, a notary public, ___________________________, the ____________________ of Talon Gold Alaska, a _________________corporation, personally known (or proved) to me to be the person whose name is subscribed to the foregoing instrument, who acknowledged that he executed the foregoing instrument on behalf of the corporation.

____
Notary Public
Residing: ________________________________
My Commission Expires:____________________

[SEAL]